FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): May 2, 1996

                             THE VALSPAR CORPORATION


         Delaware                      1-3011                  36-2443580
(State or other Jurisdiction       (Commission File          (IRS Employer
     of Incorporation)                 Number)              Identification No.)


1101 Third Street South, Minneapolis, Minnesota                    55415
(Address of Principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:   (612)332-7371


                                 Not applicable
         (Former name or former address, if changed, since last report)


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On May 2, 1996, The Valspar Corporation (the "Company") completed the acquisition of certain operations of Coates Coatings pursuant to an Acquisition Agreement between Coates Brothers PLC and the Company dated as of February 26, 1996 (the "Acquisition Agreement"). Coates Coatings is the worldwide can coatings business, comprised of the metal packaging coatings and inks businesses, of Coates Brothers PLC ("Coates"), a subsidiary of TOTAL SA of France. Worldwide sales for Coates Coatings and all of its affiliates were approximately $125 million in 1995. The acquisition, completed on May 2, 1996, was deemed by the parties to be effective as of April 30, 1996, and represented the first phase of the proposed acquisition of substantially all of the worldwide business of Coates Coatings pursuant to the Acquisition Agreement.

         In the first phase of the transaction, the Company acquired the operations of Coates Coatings in the United Kingdom, France, Norway, Germany, Spain, Australia and the United States. In the United Kingdom, Spain, Australia and the United States, the Company acquired certain assets and assumed certain liabilities of the acquired operations. In France, Norway and Germany, the Company acquired the outstanding share capital of companies affilitated with Coates. The acquired operations represented consolidated sales of approximately $73 million in 1995. The Coates Coatings European businesses, which include can coatings and metal decorating inks, will be combined with the Company's existing European packaging coatings business and will be known as ValsparCoates-Europe. The Coates Coatings Australian and U.S. businesses will be combined with the Company's existing businesses in these countries.

         The Acquisition Agreement calls for several subsequent phases of the acquisition of Coates Coatings, subject to certain conditions and regulatory approvals, where applicable. The next phase of the transaction is expected to occur on or before December 31, 1996 and involves assets in Hong Kong and the People's Republic of China. The third phase of the acquisition, involving operations in India and South Africa, is contemplated to occur in two closings. In the first closing, which is expected to be held in 1997, it is anticipated that the Company will acquire a portion of the share capital or assets relating to the packaging coatings business of Coates Coatings in India and South Africa. It is anticipated that the Company will acquire the remaining share capital or assets relating to the packaging coatings business of Coates Coatings in India and South Africa in the second closing, which is expected to be held in 2001. Since various governmental approvals must be obtained and various conditions contained in the Acquisition Agreement must be met prior to the closings, the closings for India and South Africa may not occur at the same time. In addition, if the relevant governmental authorities prove unwilling to provide the requested approvals, it is possible that the parties will re-negotiate certain provisions of the Acquisition Agreement relating to India and South Africa. The fourth phase of the acquisition involves various options for Coates to sell to Valspar, or Valspar to purchase from Coates, assets located in any or all of the following locations: Singapore, Malaysia, Thailand, Indonesia, Kenya, New Zealand, Nigeria, Zimbabwe, Korea and Zambia.

         The total consideration for this first phase of the transaction was approximately $50 million in cash; including approximately $40 million paid for assets and share capital of certain Coates affiliates, and approximately $10 million paid to acquire intercompany debts owed by certain of the acquired Coates affiliates. The total consideration paid for this first phase is subject to adjustment as provided in the Acquisition Agreement and was negotiated after weighing various factors, including earnings, book values, trends and other customary valuation methods. Approximately $49 million of the total consideration was obtained from Societe General on an interim basis through uncommitted credit facilities, and approximately $1 million of the total consideration was obtained from a bank through overdraft advances. A portion of the facilities provided by Societe General has been refinanced with borrowings from the Company's primary credit facility with a consortium of six financial institutions.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of Business Acquired.

                  It is currently impracticable to provide the required financial statements of the acquired business. Pursuant to paragraph (a)(4) of Item 7 of Form 8-K, such financial information will be filed by amendment not later than 60 days after the due date of this report on Form 8-K.

         (b)      Pro Forma Financial Information.

                  It is currently impracticable to provide the required pro forma financial information. Pursuant to paragraph (b)(2) of
                  Item 7 of Form 8-K, such financial information will be filed by amendment not later than 60 days after the due date of this report on Form 8-K.

         (c)      Exhibits.

                  2.1 Acquisition Agreement between Coates Brothers PLC and the registrant made and entered into as of February 26, 1996, as amended by Amendment No. 1 to the Acquisition Agreement dated May 2, 1996 (pursuant to Rule 24b-2, certain information has been deleted and filed separately with the Commission).


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          THE VALSPAR CORPORATION


                          By /s/ Rolf Engh

                            Printed Name:  Rolf Engh
                            Title:  General Counsel and Secretary

                          Date: May 17, 1996